                                                               EXHIBIT 99.h(xix)

                           SECURITIES LENDING, AGENCY
                                 AND COLLATERAL
                              MANAGEMENT AGREEMENT

                                   date as of

                                January 3, 2004

                                    between

              American AAdvantage Funds, on behalf of its series,
                    American AAdvantage High Yield Bond Fund

                                      and

                       Metropolitan West Securities, LLC

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS                                                         1

SECTION II. APPOINTMENT AS AGENT                                               3
 2.1     General Appointment                                                   3

SECTION III. CUSTODIAL ACCOUNT                                                 4
 3.1     Deposit of Assets                                                     4
 3.2     Additions and Withdrawals                                             4
 3.3     Reports                                                               4
 3.4     Disclosure of Custodial Account Information                           4

SECTION IV. SECURITIES LENDING TRANSACTIONS                                    5
 4.1     Lending Transactions                                                  5
 4.2     List of Borrowers and Counterparties                                  5
 4.3     Mark-to-Market                                                        5
 4.4     Distributions; Voting, etc                                            6

SECTION V. INVESTMENTS                                                         6
 5       Investments                                                           6

SECTION VI. TRANSACTION PROCEDURES                                             6
 6.1     Confirmations; Transaction Reports                                    6
 6.2     Defaults by Counterparties                                            7
 6.3     Termination of Loans and Investments                                  7
 6.4     Risk of Loss                                                          8
 6.5     Use of Third Party Services                                           8
 6.6     Use of Book-Entry System                                              8
 6.7     MetWest's Other Clients                                               8

SECTION VII. REMITTANCE                                                        8
 7.1     Compensation to MetWest                                               8
 7.2     Payments to Client                                                    9

SECTION VIII. REPRESENTATIONS, WARRANTIES AND COVENANTS                        9
 8.1     By Client                                                             9
 8.2     By MetWest                                                           10

SECTION IX. NO AFFILIATE TRANSACTIONS                                         11
 9       No Affiliate Transactions                                            11

SECTION X. STANDARD OF CARE                                                   11
 10.1    Standard of Care                                                     11
 10.2    Force Majeure                                                        12
 10.3    Lending Opportunities                                                12
 10.4    No Implied Duties                                                    12

SECTION XI. INDEMNIFICATION                                                   12
 11.1    General                                                              12
 11.2    Continuing Obligation                                                13

SECTION XII. RELIANCE ON THIRD PARTIES                                        13
 12.1    Reliance on the Statements, Representations and Warranties of        13
         Borrowers, Counterparties or Other Obligors
 12.2    Reliance on Instructions                                             13

SECTION XIII. DURATION AND TERMINATION                                        13
 13.1    General                                                              13

SECTION XIV. MISCELLANEOUS                                                    14
 14.1    Exclusivity                                                          14
 14.2    Certificate                                                          14
 14.3    Notices                                                              14
 14.4    Cumulative Rights and NO Waiver                                      14
 14.5    Severability                                                         14
 14.6    Amendments                                                           15
 14.7    Assignments                                                          15
 14.8    Governing Law                                                        15
 14.9    Waiver of Immunity                                                   15
 14.10   No Third Party Beneficiaries                                         15
 14.11   Entire Agreement                                                     15
 14.12   Counterparts                                                         15
 14.13   Further Assurances                                                   16
 14.14   Records                                                              16
 14.15   Client is a Massachusetts Business Trust                             16

Exhibits

EXHIBIT A-COLLATERAL AND INVESTMENT GUIDELINES
EXHIBIT B-LIST OF BORROWERS AND COUNTERPARTIES
EXHIBIT C-FEES
EXHIBIT D-CLIENT AUTHORIZED SIGNATORIES
EXHIBIT E-FORM OF SECURITIES LOAN AGREEMENT WITH BORROWERS

                           SECURITIES LENDING, AGENCY
                                 AND COLLATERAL
                              MANAGEMENT AGREEMENT

                  This SECURITIES LENDING, AGENCY AND COLLATERAL MANAGEMENT AGREEMENT (the "Agreement") is entered into this 3rd day of January, 2004, between the American AAdvantage High Yield Bond Fund, a series of the American AAdvantage Funds ("Client"), and Metropolitan West Securities, LLC ("MetWest"), a subsidiary of Wachovia Corporation.

                             SECTION I. DEFINITIONS

                  Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

                  "Affiliate" shall mean, in relation to any person, any entity controlled (directly or indirectly) by the person, any entity that controls (directly or indirectly) the person, or any entity (directly or indirectly) under common control with the person. (For purposes of this definition, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.)

                  "Affiliate Transactions" shall mean any Loan or Investment in which an Affiliate of MetWest acts as principal or in which Met West and an Affiliate of MetWest both act as agents.

                  "Book-Entry System" shall mean the United States Federal Reserve/Treasury book-entry system for receiving and delivering United States Government Securities and any successors of such system.

                  "Borrower" shall mean U.S. registered broker-dealers or U.S. regulated banks borrowing Securities under a Securities Loan Agreement, which is on the List of Borrowers and Counterparties approved by Client.

                  "Business Day" shall mean any day on which MetWest is open for business and on which the Book-Entry System, and/or the applicable Depositories are open for business.

                  "Cash Collateral" shall mean any Collateral that takes the form of federal funds, New York Clearing House funds, or other U.S. Dollar deposits.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Collateral" shall mean Cash Collateral, United States Government Securities transferred or delivered pursuant to a Securities Loan Agreement to Client as collateral, including any substitute or additional collateral transferred or delivered thereto.

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         "Collateral and Investment Guidelines" shall mean the guidelines established by the Client and MetWest with regard to the transactions described herein, a copy of which is attached hereto as Exhibit A.

                  "Counterparty" shall mean an entity that is an obligor on an Investment that is made up of one or more underlying securities (such as a repurchase agreement), but shall not include obligors on any such underlying securities.

                  "Custodial Account" shall mean one or more accounts established by Client at State Street Bank and Trust Company that hold Securities to be loaned by MetWest on behalf of Client and the assets of Client to be managed by MetWest, including Collateral, Investments, distributions received with respect to Securities, Collateral and Investments ("Proceeds"), and any Securities Loan Fee.

                  "Depository" shall mean the Depository Trust Company, the Participants Trust Company and any other securities depository, local custodian or clearing agency (and their respective successors and nominees) registered with the appropriate governmental organization or otherwise authorized to act as a securities depository or clearing agency.

                  "Distribution" shall mean a payment of the type referred to in
Section 4.4(b) of this Agreement.

                  "Fee" shall mean the compensation to be paid to Met West for its services hereunder as provided in Section 7.1.

                  "Investment" shall mean any security, financial instrument, participation or interest in property or other asset that is purchased with Cash Collateral as an investment.

                   "List of Borrowers and Counterparties" shall mean the list of Borrowers and Counterparties approved by Client and attached hereto as Exhibit B.

                  "Loan" shall mean a loan of Securities under a Securities Loan Agreement.

                  "Loaned Security" shall mean any Security that is subject to a Loan.

                  "Net Income" for each Client shall mean an amount equal to:
(i) all income from Investments, plus (ii) any Securities Loan Fees, minus (iii) any Rebates paid or payable by Client to Borrowers.

                  "Oral Instructions" shall mean non-written communications actually received by MetWest from a person reasonably believed by MetWest to be authorized to act on behalf of Client.

                  "Permissible Investments" shall mean the categories of investments approved by Client and listed on the Collateral and Investment Guidelines, provided that such Investments shall not include Securities issued by Met West or any Affiliate thereof.

                  "Rebate" shall mean the amount payable by Client to a Borrower pursuant to a Securities Loan Agreement in connection with Loans collateralized by Cash Collateral.

                  "Securities Loan Agreement" shall mean the agreement(s) pursuant to which MetWest lends securities on behalf of its clients (including Client) from time to time, in the form attached hereto as Exhibit E.

                  "Securities Loan Fee" shall mean the amount payable by a Borrower to Client pursuant to a Securities Loan Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

                  "Security" shall include: (i) United States Government Securities; (ii) bonds, debentures, corporate debt securities, notes, mortgages, convertible debt securities or other debt obligations; (iii) any certificates, warrants or other instruments representing rights to receive, purchase or subscribe for any of (i) or (ii) above, or evidencing or representing any other rights or interests therein owned by Client and which are to be loaned hereunder by Met West.

                  "United States Government Security" shall mean a book-entry Treasury security (as defined in Subpart 0 of Treasury Department Circular No. 300, 31 C.F.R. 306) and any other security issued or fully guaranteed by the United States Government or any agency, instrumentality or establishment of the United States Government.

                  "Written Instructions" shall mean written communications actually received by MetWest from a person reasonably believed by MetWest to be authorized to act on behalf of Client, whether by letter, memorandum, telegram, cable, telex, telecopy, facsimile, computer, video (CRT) terminal or other on-line system, or any other method agreed to by the parties whereby MetWest is able to verify with a reasonable degree of certainty the identity of the sender of such communications or the sender is required to provide a password or other identification code.

                        SECTION II. APPOINTMENT AS AGENT

         2.1 General Appointment.

                  Client hereby appoints and authorizes MetWest, as Client's agent, and MetWest agrees to act, as Client's agent, with power and authority (i) to lend Client's Securities that are deposited in a Custodial Account to Borrowers, (ii) to arrange for Client to receive Collateral in respect of Loans, (iii) to invest Cash Collateral by making Investments in accordance with the Collateral and Investment Guidelines provided by Client, and (iv) to provide related administrative services to Client, all pursuant to the terms of this Agreement. In connection with the services to be provided by MetWest pursuant to this Agreement, MetWest shall also have the power and authority to (i) establish such accounts in Client's name as may reasonably be necessary to effect Loans and Investments and receive Collateral on Client's behalf (ii) execute and deliver such contracts and other documents on behalf of, or for the benefit of, Client as MetWest reasonably deems necessary or advisable in connection with the services rendered by MetWest hereunder, including the establishment of accounts and the effecting of Loans and Investments; and (iii) assist Client in enforcing any remedies under any such contracts or documents.

MetWest shall make no Loan to any Affiliate of MetWest or enter into any Investment pursuant to a transaction in which an Affiliate of MetWest acts as principal.

                         SECTION III. CUSTODIAL ACCOUNT

         3.1 Deposit of Assets.

                  Client agrees that all Securities, Collateral, Investments, Proceeds and Securities Loan Fees shall be deposited into a Custodial Account. Except as otherwise provided herein, MetWest shall not have any beneficial interest in the Securities, Collateral, Investments or Securities Loan Fees held in any Custodial Account.

         3.2 Additions and Withdrawals.

                  During the term of this Agreement, Client may add assets to or withdraw assets from any Custodial Account provided that for any withdrawal of Collateral, Client has delivered to MetWest Written Instructions of such withdrawal at least two Business Days prior thereto, and the withdrawal shall be subject to the provisions of Section 6.3 of this agreement.

         3.3 Reports.

                  MetWest shall send, or shall arrange to have sent, to Client by the fifteenth (15th) Business Day of each month a statement detailing the securities lending activity in each Custodial Account for the previous calendar month. The statement will, among other things, set forth for each Loan made or outstanding during the previous calendar month the Loaned Securities, the related Collateral, Rebate and Securities Loan Fee and such other information as may be reasonably requested by Client. At the request of Client, MetWest shall send, or shall arrange to have sent, to Client weekly or daily reports in such format as shall be agreed to by MetWest and Client.

         3.4 Disclosure of Custodial Account Information.

                  Client understands and agrees that Met West may supply any information regarding any Custodial Account that MetWest reasonably believes is required to be disclosed pursuant to any statute, regulation, rule or order now or hereafter in effect, upon the request of a regulatory agency, or to any third party (including an Affiliate of MetWest) providing services pursuant to Section
6.6 of this Agreement. In addition, Client authorizes MetWest to disclose (a) to any Borrower who at any time so requests, (i) Client's name, (ii) that Client has authorized MetWest to lend the Securities, (iii) that the Loaned Securities are owned by Client, and (iv) any publicly available information concerning Client in MetWest's possession; and (b) to any third party providing services pursuant to Section 6.6 of this Agreement, (i) Client's name, (ii) that Client has authorized MetWest to manage Collateral and make Investments, and (iii) that the assets in each Custodial Account are owned by Client.

                   SECTION IV. SECURITIES LENDING TRANSACTIONS

         4.1 Lending Transactions.

                  MetWest, as agent on behalf of Client, shall use its best efforts to enter into Loans cm each Business Day that Client has Securities available for Loans. MetWest shall enter into a Loan with a Borrower pursuant to a Securities Loan Agreement substantially in the form set forth in Exhibit E and on such pricing terms as determined by MetWest, provided that (a) such Borrower is listed on the List of Borrowers and Counterparties; (b) the amount of the Loan to a Borrower when aggregated with the market value of all outstanding Loans to such Borrower does not exceed the maximum lending capacity of such Borrower as described on the list of Borrowers and Counterparties; (c) the Collateral received with respect to the Loan is of the type listed as Collateral on the Collateral and Investment Guidelines: (d) the maturity of the Loan does not exceed the maximum maturity for a Loan set forth in the Collateral and Investment Guidelines; and (e) such Borrower is not an Affiliate of MetWest. Notwithstanding the foregoing, MetWest shall loan no more than thirty three and one third percent (33 1/3%) of the market value of Client's total assets, including the aggregate value of all Collateral hereunder.

                  MetWest, as agent on behalf of Client, shall take all actions it deems necessary or appropriate, in its sole judgment, in connection with any Loan, including (a) directing the transfer of Collateral into the Custodial Account; (b) directing the transfer into the Custodial Account of Distributions in respect of Loaned Securities and Collateral and any applicable Securities Loan Fee; and (c) negotiating with each Borrower the type and amount of Collateral, the Margin Percentage (as defined in Section 4.3 below), and the amount of Rebate or Securities Loan Fee.

                  Notwithstanding anything to the contrary, Client acknowledges and agrees that MetWest is (a) acting solely as Client's agent in entering into Loans, with Client as the principal on all such Loans, and (b) under no duty to enter into any transaction with respect to Securities that do not satisfy Sections 8.1(g) and (h) of this Agreement.

         4.2 List of Borrowers and Counterparties.

                  Client and MetWest agree that the List of Borrowers and Counterparties may be amended after the date hereof by either party upon obtaining the written consent of the other party.

         4.3 Mark-to-Market.

                  Each Securities Loan Agreement shall provide that the fair market value of the Collateral received with respect to the Loaned Securities shall be equal to that percentage (the `Margin Percentage") of the Loan as is agreed to by the Borrower and MetWest, on behalf of Client, provided that the Margin Percentage shall be not less than 102 percent and the maintenance Margin Percentage shall be not less than 100 percent, or such lower percentages permitted with prior written permission of the Client. On a daily basis, MetWest shall determine the fair market value of Collateral and the outstanding Loan in order to determine that the Borrower is complying with the Margin Percentage. In the event that, on any Business Day, the fair market value of the Collateral is greater than or less than the product of the outstanding Loan multiplied by the Margin Percentage, MetWest shall exercise the rights afforded to the Client by
Section 8 of the Securities Loan Agreement. MetWest is not in any way responsible for providing additional Collateral or eliminating such deficiency.

         4.4 Distributions; Voting, etc.

                  (a) Client acknowledges that, during the term of any Loan, the Borrower shall hold all incidents of ownership with respect to the Loaned Securities, including, but without limitation, the rights to vote the Loaned Securities and to transfer or lend Loaned Securities to others. In no event shall MetWest be responsible for or have any obligations with respect to any right to vote any Loaned Securities.

                  (b) Each Borrower shall, in accordance with the terms of the Securities Loan Agreement, promptly pay to Client's Custodial Account the equivalent (sometimes called a "manufactured" payment or dividend) of all Distributions made by the issuer of the Loaned Securities during the term of the Loan to which the Client would have been entitled had the Securities not been loaned, including, but not limited to, cash dividends, interest payments, shares of stock as a result of stock splits, stock dividends and the rights to purchase additional securities. All such equivalent payments shall be in the same amount that Client would have received had it not loaned the securities. MetWest, as agent for Client, shall make every reasonable effort to obtain for Client all Distributions (or the equivalent thereof) with respect to the Loaned Securities and shall have credited the aggregate amount of such Distribution (net of applicable fees) to the Custodial Account on the date such amounts are delivered by the Borrower to the Custodial Account. Conversely, Client agrees that MetWest, as agent for Client, may direct the transfer from the Custodial Account to a Borrower for any Distributions received by Client on Collateral other than Cash Collateral.

                             SECTION V. INVESTMENTS

         5 Investments.

                  Client hereby authorizes and agrees that MetWest has full and exclusive discretionary authority to manage all Cash Collateral and, in that regard, MetWest hereby agrees to use its best efforts to purchase Investments with all available Cash Collateral in the Custodial Account, provided that (a) each Investment is a Permissible Investment pursuant to the Collateral and Investment Guidelines, (b) no such Investment may be made pursuant to a transaction in which an Affiliate of MetWest acts as principal, and (c) for each Investment involving a Counterparty, such Counterparty is listed on the List of Borrowers and Counterparties.

                       SECTION VI. TRANSACTION PROCEDURES

         6.1 Transaction Reports.

                  MetWest shall deliver to Client reports of any Loan or Investment transaction as is requested by Client, which shall identify, among other things, the Borrower and the basic terms of any transaction, within five
(5) Business Days after the settlement date of the transaction and shall deliver to client such daily, weekly or monthly summary reports in a form and manner agreed to by the Parties. MetWest shall send, or shall arrange to have sent, to Client by the fifteenth (15th) Business Day of each month a report which will provide a list of all Loans outstanding and closed during the preceding month. The report will identify for each open Loan position, the Loaned Securities, the value of the Loaned Securities for collateralization purposes, the current value of the Collateral, the applicable Rebate or Securities Loan Fee, and the number of days the Loaned Securities have been on loan.

         6.2 Defaults by Counterparties.

                  (a) Upon the occurrence of an event of default (as defined in the Securities Loan Agreement or other documentation governing an Investment) by a Borrower or a Counterparty or other obligor on an Investment, MetWest may, unless such event of default is cured prior thereto, terminate such Loan or Investment in accordance with the Securities Loan Agreement or any documentation covering the Investment, and MetWest shall inform Client regarding its rights thereunder.

                  (b) Seventy-five percent of all expenses incurred by MetWest in acting pursuant to this Section 6.2 shall be borne by Client, and any such amounts (as well as any other amounts to which MetWest is entitled hereunder) will be charged to the Client.

                  (c) Client hereby understands and agrees that MetWest is acting as agent for Client and is not in any way responsible for the performance of a Borrower under any Securities Loan Agreement or a Counterparty or other obligor under an Investment and shall in no way bear any responsibility for any default by either of them.

                  (d) In the event for any reason there is a failure on the part of a Borrower to deliver Loaned Securities to Client on an agreed upon date, MetWest may, but shall not be obligated to, invest Cash Collateral with respect to such Loaned Securities overnight in any short term investment account or take such other action as it deems appropriate to the extent such action is consistent with this Agreement.

         6.3 Termination of Loans and Investments.

                  Met West shall terminate any Loan and Investment prior to the agreed upon termination date for such Loan or Investment, as set forth in the Securities Loan Agreement or documents governing such Investment, as soon as practicable after:

                  (a) receipt by MetWest of Oral Instructions or Written Instructions from Client to terminate a Loan or Investment;

                  (b) receipt by MetWest of Oral Instructions or Written Instructions from Client advising that the Loaned Security is no longer subject to the representations contained in Sections 8.1(g) or (h);

                  (c) the occurrence of an event of default under a Securities Loan Agreement or by a Counterparty under the documents governing the Investment; or

                  (d) termination of this Agreement.

                  All Loans shall be terminable upon demand. The Securities subject to a terminated Loan shall be returned to the Custodial Account within the applicable standard settlement period, which period shall be not more than five business days.

         6.4 Risk of Loss.

                  MetWest does not give any assurance as to the economic result of any Loan or Investment, and Client as the principal bears all risk of loss and liability under each Loan and Investment made in accordance with the provisions of this Agreement, including, but not limited, to any event of default, early termination under a Securities Loan Agreement or document governing an Investment, unless otherwise agreed to in writing by MetWest or unless otherwise provided under the Securities Loan Agreement or document.

         6.5 Use of Third Party Services.

                  Client hereby authorizes MetWest, in its sole discretion, to appoint, utilize and reasonably rely upon the services of third parties, including, but not limited to, recognized security data and pricing information sources. Client understands and agrees that such third parties are not and shall not be construed to be a party to this Agreement or otherwise be deemed in any way to be in privity of contract with Client. MetWest shall not be responsible for delays, failures in `performance, or other actions by such third parties selected by MetWest in the exercise of reasonable care, except to the extent such action or inaction by a third party was caused in part by MetWest. The Client authorizes MetWest, as Client's agent, to compensate any such third parties and to pay all related expenses and fees, provided that (a) no more than reasonable compensation shall be paid to any such third party and (b) no compensation shall be paid to any Affiliate of Met West.

         6.6 Use of Book-Entry System.

                  Client hereby authorizes MetWest, in its sole discretion, to deposit in the Book- Entry System, and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System, and Depositories to the extent possible in connection with MetWest's receipt and delivery of Securities, Collateral, Investments and monies under this Agreement.

          6.7 MetWest's Other Clients.

                  MetWest shall use its best efforts to treat Client on panty with other clients in making Loans and Investments on its behalf, taking into account the demand for specific securities, location of securities, availability of securities, size of security position, types of Collateral, eligibility of Borrowers, limitations on Investments and such other factors as MetWest deems appropriate. MetWest shall nevertheless have the right to decline to make any Loans or Investments and to terminate any Loans or Investments in its sole discretion.

                            SECTION VII. REMITTANCES

         7.1 Compensation to Met West.

                  As compensation for the services provided by MetWest hereunder, Client shall pay to MetWest a periodic Fee in such amounts and for such periods (each, a "Fee Period") as are set forth on Exhibit C hereto. Client agrees to pay the Fee on the 15th day of each month (or if such day is not a Business Day then on the next succeeding Business Day) from the Custodial Account.

                  7.2 Payments to Client.

                  MetWest shall coordinate the transfer, by the 15th day of the month (or, if such lay is not a Business Day, on the next succeeding Business
Day) to the Custodial Account, an amount for the immediately preceding Fee Period equal to the Net Income (as defined in Section 1), minus the Fee (as described above), with respect to the previous Fee Period.

             SECTION VIII. REPRESENTATIONS, WARRANTIES AND COVENANTS

         8.1 By Client.

                  Client hereby represents, warrants and covenants to MetWest, on each day that a Loan is outstanding, as follows:

                  (a) Client is entering into this Agreement and each Loan and Investment as a principal for its own account;

                  (b) Client has been duly organized and is validly existing and has the full power and authority to execute, deliver and perform its obligations under this Agreement and any documents contemplated herein including, without limitation, any Securities Loan Agreement, repurchase agreement or other documentation that MetWest executes as agent for Client (the "Other Documents");

                  (c) The execution, delivery and performance of this Agreement and the Other Documents by Client have been duly authorized by Client;

                  (d) The person executing this Agreement and all persons acting on behalf of Client have been duly and properly authorized to do so;

                  (e) This Agreement is, and each Other Document, Loan and Investment will be, a legal, valid and binding agreement of Client and will be enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

                  (f) The execution, delivery and performance of this Agreement and each Other Document does not and will not (i) violate any provision of Client's governing documents and instruments, (ii) conflict with or result in a default under any agreement to which Client is a party or by which any of its properties is bound, or (iii) violate any law, regulation, judgment or order affecting Client or by which Client is bound;

                  (g) Client will not transfer, assign or encumber its interest in, or rights with respect to, any assets in the Custodial Account, except as required by this Agreement;

                  (h) Except as otherwise described in Written Instructions delivered to MetWest by Client, Client is the beneficial owner of the Securities, and all Securities in the Custodial Account are free and clear of all liens, claims, security interests and encumbrances (other than liens, claims, security interests or encumbrances created under this Agreement) (collectively, "Claims") and has the right to transfer all right, title and interest in and to the Securities to Borrowers free from Claims;

                  (i) Client acknowledges that it has received a copy of Part II of MetWest's Form ADV at least 48 hours before signing this Agreement.

                  (j) Client agrees to make available to MetWest Client's most recent publicly available audited and unaudited statements of financial condition and earnings, and represents that such statements will be true and correct, prepared in accordance with generally accepted accounting principles applied on a consistent basis, and reflective of Client's true financial condition;

                  (k) Client represents that the Loans and Investments contemplated herein are not inconsistent with any law, regulation, rule or order or any judgment decree or order of any court or regulatory agency, whether now or hereafter in effect and whether known or unknown to MetWest;

                  (1) Client is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and of the Loans and Investments contemplated hereunder; Client has had an opportunity to review the Agreement and reach its own conclusions regarding the tax and accounting consequences of the Loans and Investments contemplated hereunder, and acknowledges that neither MetWest nor any of its Affiliates have made any representation or given any advice with respect thereto and that nothing in this Agreement or any exhibit or schedule hereto shall be construed as a representation by MetWest with respect to any of the tax or accounting consequences of the Agreement or any person; and Client has not relied on the views, advice or any recommendation of MetWest or any of its Affiliates in entering into this Agreement;

                  (m) Client has provided to Met West all information with respect to the withholding tax requirements of any taxing authority applicable to Client; and

                  (n) Client shall promptly notify MetWest of any change in circumstances that materially affects the accuracy of the representations set forth in Section 8.1.

         8.2 By MetWest.

                  MetWest hereby represents, warrants and covenants to Client, on each day that a Loan is outstanding, as follows:

                  (a) MetWest has been duly organized and is validly existing and has the full power and authority to execute, deliver and perform its obligations under this Agreement and any documents contemplated herein including, without limitation, any Securities Loan Agreement, repurchase agreement or other documentation that MetWest executes as agent for Client (the "Other Documents");

                  (b) The execution, delivery and performance of this Agreement and the Other Documents by Met West have been duly authorized by Met West;

                  (c) The persons executing this Agreement and all persons acting on behalf of MetWest have been duly and properly authorized to do so;

                  (d) This Agreement is, and each Other Document, Loan and Investment will be, a legal, valid and binding agreement of MetWest and will be enforceable against MetWest in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

                  (e) The execution, delivery and performance of this Agreement and each Other Document does not and will not (i) violate any provision of MetWest's governing documents and instruments, (ii) conflict with or result in a default under any agreement to which MetWest is a party or by which any of its properties is bound, or (iii) violate any law, regulation, judgment or order affecting Met West or by which MetWest is bound;

                  (f) MetWest acknowledges that, with respect to any Loans or Investments, that Client is not responsible for MetWest's compliance and shall not have any liability for MetWest's compliance with any law, regulation, rule or order or any judgment decree or order of any court or regulatory agency, whether now or hereafter in effect and whether known or unknown to Client; and

                  (g) MetWest shall promptly notify Client of any change in circumstances that materially affects the accuracy of the representations set forth in Section 8.2.

                      SECTION IX. NO AFFILIATE TRANSACTIONS

         9 No Affiliate Transactions.

                  MetWest shall not enter into any transactions with any Affiliates on behalf of Client related to any transactions or services contemplated by this Agreement.

                           SECTION X. STANDARD OF CARE

         10.1     Standard of Care.

                  With respect to Loans and Investments, Met West acknowledges that it will perform its services in good faith and in accordance with applicable law, including the Investment Company Act of 1940, as amended, and the rules thereunder, and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. MetWest and its Affiliates, directors, officers, employees and agents shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by Client, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of MetWest, or its failure to comply with the terms of or representations in this Agreement. Moreover, except to the extent that MetWest otherwise agrees in writing, MetWest shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees), which are sustained or incurred by reason of any action or inaction by any Borrower, Counterparty, obligor on any Investment, pricing service, the Book-Entry System, any Depository, or any third party, or their respective successors or nominees, except to the extent that Met West contributed to the action or inaction that resulted in a loss to the Client. In no event shall MetWest or Client be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. The applicable securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Client may have under any securities laws.

         10.2     Force Majeure.

                  MetWest shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; or governmental actions.

         10.3     Lending Opportunities.

                  Client acknowledges that MetWest or its Affiliates may from time to time lend securities to, or through, or enter into similar transactions with any Borrower.

         10.4     No Implied Duties.

                  MetWest shall not have any duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against MetWest in connection with this Agreement.

                           SECTION XI. INDEMNIFICATION

         11.1     General.

                  Each party hereto (the "Indemnifying Party") shall indemnify and hold harmless the other party hereto, its Affiliates and their respective directors, officers, employees and agents each an "Indemnified Party") from and against any and all costs, expenses, damages, liabilities joint and several) or claims, including reasonable fees and expenses of counsel, which any Indemnified Party sustains or incurs as a direct result of any breach by the Indemnifying Party of any of its acknowledgments, representations or agreements contained herein or as a result of any action taken or omitted by the Indemnifying Party in connection with this Agreement, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of such Indemnified Party. Actions taken or omitted in reliance upon Oral or Written Instructions or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by any Indemnified Party to be duly authorized shall be conclusively presumed to have been taken or omitted in good faith.

         11.2     Continuing Obligation.

                  Each party acknowledges that the above indemnification provision is a continuing obligation of itself and its successors and assigns, notwithstanding the termination of any Loans, Investments or this Agreement.

                     SECTION XII. RELIANCE ON THIRD PARTIES

         12.1 Reliance on the Statements, Representations and Warranties of Borrowers, Counterparties or Other Obligors.

                  MetWest shall be entitled to rely upon, and to provide to Borrowers and Counterparties, the most recent publicly available audited and unaudited statements of financial condition and earnings of Client and to rely upon reasonable representations and warranties made by Borrowers, Counterparties or other obligors. MetWest shall not be liable for any loss or damage suffered as a result of any such reliance.

         12.2     Reliance on Instructions.

                  MetWest shall be entitled to rely upon any Written or Oral Instructions actually received by MetWest and reasonably believed by Met West to be duly authorized. Client agrees to forward to MetWest Written Instructions confirming Oral Instructions in such a manner that Written Instructions are received by MetWest by the close of business on the same day that Oral Instruction~ are received. Client agrees that the fact that such confirming Written Instructions are not received or that contrary instructions are received by MetWest shall in no way affect the validity or enforceability of the transactions authorized by Client pursuant to the Oral Instructions. In this regard, the records of MetWest shall be presumed to reflect accurately any Oral Instructions given by a person believed by MetWest to be duly authorized.

                     SECTION XIII. DURATION AND TERMINATION

         13.1     General

This Agreement, may be terminated at any time by any party upon delivery to the other party of Written Instructions specifying the date, which shall not be earlier than the day following delivery of such Written Instructions, of such termination.

                           SECTION XIV. MISCELLANEOUS

         14.1     Exclusivity.

                  Client agrees that it shall not enter into any other agreement with any third party with respect to any Custodial Account whereby such third party is permitted to make loans on behalf of Client of Securities in a Custodial Account or any investments of Cash Collateral in a Custodial Account.

         14.2     Certificate.

                  Client agrees to furnish to Met West a certificate regarding authorized signatories and to furnish updates thereto as such persons change. Such certificate shall be attached hereto as Exhibit D.

         14:3     Notices.

                  (a) Any notice or other instrument in writing authorized or required by this Agreement to be given to Met West shall be sufficiently given if addressed to MetWest and received by it at its offices at 11440 San Vicente Boulevard, 3RD Floor, Los Angeles, California 90049, Fax: (310) 979-6399, Attn:
Securities Lending Group, or at such other places as MetWest may from time to time designate in writing.

                  (b) Any notice or other instrument in writing authorized or required by this Agreement to be given to Client shall be sufficiently given if addressed to Client and received by it at its office at 4151 Amon Carter Blvd., MD 2450, Fort Worth, TX 76155, Fax: (817) 963-4902, Attn: William F. Quinn or at such other place as Client may from time to time designate in writing.

All notices to be delivered hereunder this Agreement shall be effective upon receipt.

         14.4     Cumulative Rights and No Waiver.

                  Except as provided herein, each and every right granted to MetWest or Client, respectively, hereunder or under any other document delivered hereunder or in connection herewith, or allowed either party by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of MetWest or Client to exercise, and no delay in exercising, any of their respective rights will operate as a waiver thereof, nor will any single or partial exercise by MetWest or Client of any of their respective rights preclude any other or future exercise thereof or the exercise of any other right.

         14.5     Severability.

                  If any provision in or obligation under this Agreement is deemed to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions and obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         14.6     Amendments

                  This Agreement may not be amended or modified in any manner except by a written agreement executed by all parties hereto.

         14.7     Assignment.

                  This Agreement is not assignable by either party without the prior written consent of the other.

         14.8     Governing Law.

                  THE CLIENT AGREES THAT ALL CONTROVERSIES WHICH MAY ARISE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, INCLUDING, BUT NOT LIMITED TO, THOSE INVOLVING ANY TRANSACTION OR THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT RELATED HERETO BETWEEN THE PARTIES AS ALLOWED BY THE LAWS OF THE STATE OF NEW YORK, WHETHER ENTERED INTO PRIOR TO, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES AND ANY DISPUTES SHALL BE BROUGHT SOLELY BEFORE THE COURTS OF NEW YORK IN THE CITY OF NEW YORK OR FEDERAL COURTS OF THE SOUTHERN DISTRICT OF NEW YORK.

         14.9     Waiver of Immunity.

                  To the extent that Client may now or hereafter in any jurisdiction be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Client irrevocably agrees not to claim, and hereby waives, such immunity.

         14.10    No Third Party Beneficiaries.

                  In performing hereunder, MetWest is acting solely on behalf of Client, and no contractual or service relationship shall be deemed to be established hereby between MetWest and any other person.

         14.11    Entire Agreement.

                  This Agreement constitutes the entire agreement of the parties with respect to its subject matter (except as otherwise provided herein) and supersedes all prior oral and written agreements in regard thereto.

         14.12    Counterparts.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute only one instrument.

         14.13    Further Assurances.

                  At any time and from time to time, each of Client and MetWest will promptly execute and deliver or file all further instruments and documents and take all further action that the other party may reasonably request to permit such other party to perform its duties, or to enforce its rights and remedies, under this Agreement.

         14.14    Records.

                  Any records required to be maintained and preserved pursuant to the provisions of Rule 31 a-i and Rule 31 a-2 promulgated under the Investment Company Act of 1940, as amended, which are prepared or maintained by MetWest on behalf of the Client are the property of the Client and will be surrendered promptly to the Client on request and made available for inspection upon reasonable request by Client.

         14.15    Client is a Massachusetts Business Trust

                  Client is organized as a Massachusetts business trust. A copy of Client's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Client individually. Any responsibility or liability of a series of the Client under any provision of this Agreement shall be satisfied solely from the assets of the particular series, tangible or intangible, realized or unrealized, and in no event shall MetWest have any recourse against any one series for the obligations of any other series of the Client.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized corporate officers as of the day and year first above written.

ACCEPTED AND APPROVED BY:

                                 METROPOLITAN WEST SECURITIES, LLC

                                 By: ______________________

                                 Name: ____________________

                                 Title: ___________________

                                 American AAdvantage Funds, on behalf of its series, the American AAdvantage High Yield Bond Fund

                                 By: ______________________

                                 Name: ____________________

                                 Title: ___________________

                                    EXHIBIT A
                              INVESTMENT GUIDELINES

OBJECTIVES

The key objectives of the management of cash collateral supporting securities loans are to:

-    safeguard principal

-    assure that all cash collateral is invested in a timely manner,

- maintain adequate liquidity to meet the needs of clients and/or their investment advisors, and

- consistent with these objectives, to optimize the spread between the earnings on cash collateral investments and rebate rates paid to the borrowers of securities.

Permitted Investments

U.S. Treasury Bills and Notes
U.S. Agency Discount and Coupon Notes
Domestic, Yankee or Eurodollar:

     -    certificates of deposit

     -    bankers acceptances

     -    medium-term notes/bank notes

     -    time deposits

     -    commercial paper

     -    Master Notes

     - Repurchase agreements, including Tri-Party Agreements, collateralized at 102% which collateral consists of U.S dollar denominated securities, other than derivative securities, rated at least (i) A-i by Standard and Poor's or P-i by Moody's for short term securities,
          (ii)-A- by Standard and Poor's or A3 by Moody's for long term securities.

     - Investment Funding Agreements with puts of a year or less which are rated or which are issued by an entity rated AA or better by Standard & Poor's and Aa2 or better by Moody's.

     - Floating Rate Asset Backed Securities with an expected average life of five years or less which are rated AAA by Standard & Poor's and Aaa by Moody's.

     -    Money Market Mutual Funds.

     -    Corporate Debt Obligations.

INVESTMENT QUALITY

          All investments, except as provided otherwise in this Exhibit, must be
(i) high quality, U.S. dollar-denominated obligations (ii) rated A-I by Standard and Poor's or P-i by Moody's or its equivalent by any two nationally recognized statistical rating organizations (NRSRO), at least one of which NRSRO is either Moody's or Standard and Poor's (the Requisite NRSROs) if such investments are short-term and (iii) rated at least A by Standard and Poor's and A2 by Moody's if such investments are long-term.

ACCEPTED AND APPROVED BY:

METROPOLITAN WEST SECURITIES, LLC

By: ___________________________________

Name: ___________________________________

Title: ___________________________________

ACCEPTED AND APPROVED BY:

AMERICAN AADVANTAGE FUNDS, on behalf of its series, the AMERICAN AADVANTAGE HIGH YIELD BOND FUND

By: ___________________________________

Name: ___________________________________

Title: ___________________________________

DIVERSIFICATION

         Investments in obligations of any issuer (other than U.S. Treasury or Agency securities) cannot exceed 5% of the value of the total assets as of the date the investment is made. For purposes of this preceding sentence, issuer shall include an issuer and any subsidiary, which is consolidated on such issuer's balance sheet.

         For purposes of issuer concentration limits, with respect to repurchase agreements, only the counterparties to such agreements will be considered and not the issuers of the underlying securities.

OTHER RESTRICTIONS

         Unsecured direct obligations of broker/dealers are permitted to the extent that, when aggregated with loans to such broker/dealers, they do not exceed the Counterparty maximum percentage of available securities to loan set forth in Exhibit B. Notwithstanding anything to the contrary, repurchase agreements with, and secured obligations of, broker/dealers shall not be subject to the percentage limits set forth in Exhibit B.

- Obligations with stated lifetime caps are not permitted, except for statutory caps, including usury caps.

-    Obligations denominated in non-U.S. dollar currencies are not permitted.

- Variable rate obligations must be based on a leading money market index such as Fed Funds or LIBOR.

-    Derivative instruments are not permitted.

- No mortgage or mortgage backed securities are permitted except to the extent that such securities are delivered with respect to repurchase agreements.

MATURITY/MISMATCH

         The maximum weighted average maturity of the client's Loans and cash collateral investments is 30 days. Put features and floating and variable rate note reset dates will be used as the proxy for maturity date in calculating the weighted average maturity of the Loans and Cash Collateral investments.

         No fixed rate instrument will have a maturity date in excess of 33 days from time of purchase, subject to any maturity shortening provisions.

- Floating and variable rate instruments, except for Floating and Variable Rate Asset Backed securities, may have a stated final maturity of up to two-years maturity (such instruments must reset at least annually), and

- Weighted average mismatch between Loans and Cash Collateral investments cannot exceed ays at any time.

-    Money market funds are viewed as having a one-day maturity.

RATINGS

         For purposes of this Exhibit, the ratings required for investments to be in compliance with these Investment Guidelines shall be required only as of the date such investment is purchased. Therefore, if an investment is downgraded after it is purchased, MetWest will not be in default of these Investment Guidelines solely because of such downgrade.

                                    EXHIBIT B

             LIST OF BORROWERS UNDER SECURITIES LOAN AGREEMENTS AND COUNTERPARTIES UNDER REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

                           Dated as of January 3, 2004

                                                                                  Maximum percentage of
                          COUNTERPARTY                            DOMICILE    available securities to loan
----------------------------------------------------------------------------------------------------------
Bank of America Corp                                                 US                   5%
     Bank of America NA
     Bank of America Securities, LLC
----------------------------------------------------------------------------------------------------------
Bank One (30 day limit)
     Banc One Capital Markets, Inc. (30 day limit)                   US                   5%
----------------------------------------------------------------------------------------------------------
Barclays PLC (30 day limit)
     Barclays Capital Inc. (30 day limit)                            US                   5%
----------------------------------------------------------------------------------------------------------
Bear Stearns & Co, Inc. (30 day limit)
     Bear Stearns & Company, Inc. (30 day limit)                     US                   5%
     Bear Stearns Securities  Corp. (30 day limit)
----------------------------------------------------------------------------------------------------------
Citigroup Global Markets Holdings Inc.                               US                   5%
     Citigroup Global Markets Inc.
----------------------------------------------------------------------------------------------------------
Credit Suisse First Boston
 Credit Suisse First Boston Inc.                                     US                   5%
      Credit Suisse First Boston LLC.
----------------------------------------------------------------------------------------------------------
Deutsche Bank (30 day limit)                                         US                   5%
    Deutsche Bank Securities, Inc. (30 day limit)
----------------------------------------------------------------------------------------------------------
Goldman Sachs Group, Inc.                                            US                   5%
     Goldman Sachs & Company
----------------------------------------------------------------------------------------------------------
JP Morgan Chase & Co.                                                US                   5%
   J.P. Morgan Securities, Inc.
----------------------------------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc. (30 day limit)                        US                   5%
     Lehman Brothers, Inc. (30 day limit)
----------------------------------------------------------------------------------------------------------
Merrill Lynch & Co., Inc.
     Merrill Lynch Government Securities, Inc.                       US                   5%
    Merrill Lynch, Pierce, Fenner & Smith, Inc.
----------------------------------------------------------------------------------------------------------

                                                                                  Maximum percentage of
                          COUNTERPARTY                            DOMICILE    available securities to loan
----------------------------------------------------------------------------------------------------------
Morgan Stanley
     Morgan Stanley & Co.                                            US                   5%
     Dean Witter Reynolds, Inc.
----------------------------------------------------------------------------------------------------------
Societe Generale                                                     US                   5%
     SG Cowen Securities, Corp.
----------------------------------------------------------------------------------------------------------
State Street Corp.                                                   US                   5%
     State Street Bank & Trust Co.
----------------------------------------------------------------------------------------------------------
UBS AG
     UBS Financial Services Inc                                      US                   5%
     UBS Securities LLC
----------------------------------------------------------------------------------------------------------

ACCEPTED AND APPROVED BY:

METROPOLITAN WEST SECURITIES, LLC

By:_______________________________

Name:_____________________________

Title:____________________________

CLIENTS:

THE AMERICAN AADVANTAGE HIGH YIELD BOND FUND

By:_______________________________

Name:

Title:

                                    EXHIBIT C

                                      FEES

MetWest shall receive a Fee equal to 25% of the Net Income during each Fee Period for services Provided to the Client under the Agreement.

For purposes of the Agreement, a Fee Period shall be the customary MetWest reporting period.

                                    EXHIBIT D

                          CLIENT INCUMBENCY CERTIFICATE

I, William F. Quinn, President of American AAdvantage Funds., on behalf of its series, High Yield Bond Fund ("Client"), HEREBY CERTIFY AND DECLARE, on behalf of Client, that (x) each of the following named persons is singly authorized to deliver the Securities Lending Agency and Collateral Management Agreement, dated as of January 2, 2004, by and between Client and Metropolitan West Securities, Inc., and to act singly on behalf of the Client thereunder, or in connection therewith, including, without limitation, the execution and delivery of Written and Oral Instructions; (y) the office set forth opposite each identified person's name is held by such person; and (z) the genuine signature of each such officer is set forth opposite his/her name.

-------------------------------------------------------------------------------------------
                Name                               Office                   Signature
-------------------------------------------------------------------------------------------
Nancy A. Eckl                        Vice President, Trust
                                     Investments
                                     AMR Investment Services,
                                     Inc.

Cynthia M. Thatcher                  Manager, Trust Investments
                                     AMR Investment Services,
                                     Inc.
Adriana R. Posada                    Manager, Trust Investments
                                     AMR Investment Services,
                                     Inc.
-------------------------------------------------------------------------------------------

IN WITNESS WHEREOF, I have caused this certificate to be executed in the name of the Client as of this 19th day of December 2003.

                                                         William F. Quinn
                                                         -------------------
                                                         William F. Quinn

                                    EXHIBIT E

                        FORM OF SECURITIES LOAN AGREEMENT